UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 9, 2016

NOTIS GLOBAL, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54928	45-3992444
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

600 Wilshire Blvd. Ste. 1500

Los Angeles, CA 90017

(Address of principal executive offices) (zip code)

(800)-762-1452

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Stipulation of Settlement Agreement - Merritts

As previously reported in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, on October 16, 2015, solely to avoid the costs, risks, and uncertainties inherent in litigation, Notis Global, Inc. (p/k/a Medbox, Inc.) (the “Company”) and the individual defendants entered into a Stipulation and Agreement of Settlement (the “Stipulation”) in the following previously disclosed stockholder derivative lawsuits: (1) Mike Jones v. Guy Marsala, et al., in the U.S. District Court for Central District of California; (2) Jennifer Scheffer v. P. Vincent Mehdizadeh, et al., in the Eighth Judicial District Court of Nevada; (3) Kimberly Y. Freeman v. Pejman Vincent Mehdizadeh, et al., in the Eighth Judicial District Court of Nevada; (4) Tyler Gray v. Pejman Vincent Mehdizadeh, et al., in the U.S. District Court for the District of Nevada; (5) Robert J. Calabrese v. Ned L. Siegel, et al., in the U.S. District Court for the District of Nevada; (6) Patricia des Groseilliers v. Pejman Vincent Mehdizadeh, et al., in the U.S. District Court for the District of Nevada; (7) Michael A. Glinter v. Pejman Vincent Mehdizadeh, et al., in the Superior Court of the State of California for the County of Los Angeles (collectively, the “Derivative Actions”) brought against certain current and former officers and directors (as previously disclosed). The settlement is dependent upon final approval by the United States District Court for the Central District of California (the “Court”).

On April 22, 2016, the Court issued an Order granting shareholder Richard Merritts’ (“Merritts”) Motion to Intervene in the lawsuit titled Mike Jones v. Guy Marsala, et al., in order to conduct limited discovery.

On September 16, 2016, solely to avoid the costs, risks, and uncertainties inherent in litigation, the parties entered into a settlement regarding Merritts’ claims. The settlement provides, among other things, for the release and dismissal of all asserted claims.

Under the terms of the settlement, the Company agrees to adopt and to adhere to certain corporate governance processes in the future. In addition to these corporate governance measures, the Company will make a payment of $135,000 in cash to be used to pay Merritts’ counsel for any attorneys’ fees and expenses, or as service awards to plaintiff Merritts, that are approved and awarded by the Court.

The settlement is contingent on final court approval. As a result of amounts already reflected in the Company’s financial statements, and the coverage by the Company’s insurance carrier, the final terms of the settlements are not expected to have a material adverse effect on the Company’s financial position or results of operations.

On September 26, 2016, the Court issued an Order scheduling a hearing on the final approval of settlement on October 17, 2016 at 1:30p.m. All objections of Company shareholders to the settlement shall be filed on or before October 7, 2016.

The disclosure set forth herein provides notice to Company shareholders of the settlement and the foregoing information.

The Company will publish this disclosure through a link to this current report on Form 8-K on the Company’s website (www.notisglobal.com) on the page titled “Investors.”

Notice of Change of Date for Final Fairness Hearing for the Class Action

As previously reported in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, on December 1, 2015, Notis Global and the class plaintiffs in Josh Crystal v. Medbox, Inc., et al., Case No. 2:15-CV-00426-BRO (JEMx), pending before the United States District Court for the Central District of California (the “Court”) notified the Court of a settlement. The Court stayed the action pending the Court’s review of the settlement and directed the parties to file a stipulation of settlement. On December 18, 2015, plaintiffs filed the Motion for Preliminary Approval of Class Action Settlement that included the stipulation of settlement. On February 3, 2016, the Court issued an Order granting preliminary approval of the settlement. The settlement provides for notice to be given to the class, a period for opt outs and a final approval hearing. The Court had scheduled the Final Settlement Approval Hearing to be held on May 16, 2016 at 1:30 p.m.

On May 13, 2016, the Court issued an Order continuing the final fairness hearing to August 15, 2016, at 1:30 p.m.

On August 3, 2016, the Court issued another Order continuing the final fairness hearing to September 22, 2016, at 1:30 p.m.

On September 13, 2016, the Court issued another Order continuing the final fairness hearing to October 17, 2016 at 1:30 p.m.

The disclosure set forth herein provides notice to potential objectors of the change to the hearing date.

The Company will publish this disclosure through a link to this current report on Form 8-K on the Company’s website (www.notisglobal.com) on the page titled “Investors.”

OTCBB Notice

On September 9th, the Company received notice from the OTC Markets Group, Inc. (“OTC Markets”) that OTC Markets would move the Company’s listing from the OTCQB market to OTC Pink Sheets market, if the Company had not filed its Quarterly Report on Form 10-Q for the period ended June 30, 2016 by September 30, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOTIS GLOBAL, INC.

Dated: September 26, 2016	By:	/s/ Jeffrey Goh
	Name:	Jeffrey Goh
	Title:	President and Chief Executive Officer